EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned, Fred and Annette Brenner, hereby agree that, pursuant to 17 C.F.R. § 240.13d-1(k)1, this Schedule 13G relating to securities of PPT VISION, Inc. shall be filed on behalf of each of them.

Dated: April 4, 2003	Fred Brenner

/s/ Fred Brenner

By: Fred Brenner

Dated: April 4, 2003	Annette Brenner

/s/ Annette Brenner

By: Annette Brenner